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Exhibit 10.4

THE ST. PAUL COMPANIES, INC.
385 Washington Street
St. Paul, Minnesota 55102

March 1, 2002

Steven H. Newman
24342 La Masina
Calabasas, CA 91302

Dear Steve:

        This letter agreement (the "Letter Agreement") confirms, on behalf of The St. Paul Companies, Inc. (the "Company" or "SPC"), the terms and conditions of your consulting agreement with SPC and USF&G Family Insurance Company ("Operating Company"), which is a wholly-owned subsidiary of SPC.

        1.    Consulting Period.

        The period of your consulting services shall commence on March 1, 2002 (the "Effective Date") and shall end on the third anniversary of the Effective Date; provided that on the third anniversary of the Effective Date and each anniversary thereafter, the term of your Consulting Agreement shall automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you or it does not want the term to be so extended. The period during which you are providing consulting services, shall hereafter be referred to as the "Consulting Period".

        In the event of an initial public offering (the "IPO") of the securities of a newly formed Bermuda company ("Bermuda Newco"), which acquires Operating Company, SPC shall promptly assign all of its rights and obligations hereunder to Operating Company and shall, upon such assignment, cease to be a party to this Letter Agreement (except as otherwise provided herein) and Operating Company will be the sole obligor hereunder, provided that substantially concurrently with the IPO, Operating Company is funded with a minimum of $50,000,000. Following assignment of this Letter Agreement, all references herein to the "Company" shall be deemed to mean Operating Company.

        2.    Services.

        During the Consulting Period, you will be engaged as a consultant to SPC and Operating Company prior to an IPO and to Operating Company on and after an IPO and shall perform services as are reasonably requested; such services shall include but not be limited to the establishment and development of the reinsurance business of Operating Company.

        3.    Consulting Fee.

        During the Consulting Period, the Company will pay you a Consulting Fee at the annual rate of $270,000 (the "Consulting Fee"), commencing at the Effective Time and payable on the fifteenth day of each month in substantially equal monthly installments.

        4.    Incentive Payments.

  (a)
  Annual. During the Consulting Period, you will be eligible to receive an annual incentive payment (the "Annual Incentive") with (i) a target incentive opportunity equal to $440,000 (the "Target") and (ii) a maximum target incentive opportunity equal to one hundred and fifty percent (150%) of the Target, which shall be increased upon an IPO to two hundred percent (200%) of the Target; provided, however, that you shall receive no later than February 28, 2003 a minimum Annual Incentive for the calendar year 2002, equal to $366,670. The objectives for your Annual Incentive will be determined by the Company's

    Chief Executive Officer prior to an IPO and by the Compensation Committee of the Board of Directors of Bermuda Newco after an IPO, in both cases in consultation with you.

  (b)
  One-Time Incentive. On April 15, 2002, the Company shall pay you a one-time cash incentive of $100,000, provided you are serving as a consultant under this Letter Agreement on such date.

        5.    Failure to Consummate an IPO.

        In the event that an IPO is not consummated by September 1, 2003, the Company shall pay you on September 15, 2003 a one-time cash lump sum payment equal to $350,000. In the event your consulting services are terminated by the Company without Cause at any time prior to September 1, 2003, the Company shall make such payment to you within 10 days of such termination.

        6.    Reimbursements.

        The Company shall reimburse you for all reasonable expenses and disbursements in carrying out your consulting services under this Letter Agreement, including part-time secretarial support, in accordance with Company policy as in effect from time to time.

        7.    Termination of the Consulting Agreement.

        The Company may terminate this Letter Agreement for "Cause" (as defined in the paragraph below) at any time and in such event, its only obligation will be to pay you in a lump sum any accrued but unpaid Consulting Fee due you through the last day you perform services on behalf of the Company.

        For purposes of this Letter Agreement, "Cause" means (i) your willful and continued failure to substantially perform the services hereunder or the services reasonably requested by the Company, after notice and reasonable opportunity to cure; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your relationship as a consultant to the Company or director of St. Paul Re, Inc. ("SPR") or Operating Company or other willful act that materially damages the reputation of the Company, Operating Company or SPR. For the purposes of this Section, no act or failure to act will be considered "willfull" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interest of the Company or SPR.

        8.    Covenants.

        In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

  (a)
  Confidentiality. During the Consulting Period and for a period of three years following any termination of this Letter Agreement, you will keep confidential any trade secrets and confidential or proprietary information of SPC, Operating Company and SPR which are now known to you or which hereafter may become known to you as a result of your consulting services or association with SPC, Operating Company and SPR and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of SPC, Operating Company and SPR during, and at all times after, the termination of this Letter Agreement. For purposes of this Letter Agreement, "trade secrets and confidential or proprietary information" means information unique to SPC, Operating Company and SPR which has a significant business purpose and is not known or generally available from sources outside SPC, Operating Company and SPR or typical of industry practice, but shall not include any of the foregoing: (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to SPC, Operating Company or SPR, as appropriate, to enable SPC, Operating Company or SCR, as appropriate, to seek an appropriate protective order or confidential treatment.

  (b)
  Non-Competition. You further covenant that during the Consulting Period and for the fifteen month period following your termination as a consultant for any reason, you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in the reinsurance business. Notwithstanding the preceding sentence, (i) you will not be prohibited from owning less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with SPC, Operating Company or SPR, and (ii) you may continue to serve as an advisory director (non-voting) of HCC Holdings, Inc., subject to any antitrust, regulatory or other considerations.
  (c)
  Non-Solicitation. You further covenant that during the Consulting Period and during the two year period following your termination as a consultant for any reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately became associated any senior executive of SPC, Operating Company or SPR at the time of your termination as a consultant. This Section 8(c) shall not apply to any person with respect to whom you had a pre-existing relationship as of the Effective Date, provided that the Company did not incur an executive search fee in recruiting such person to the Company following the Effective Date.
  (d)
  Termination without Cause. Notwithstanding the foregoing, in the event that you are terminated as a consultant to the Company without cause, you shall not be bound by the provisions of paragraphs (b) and (c) of this Section 8 unless the Company pays you, within 10 days of such termination, an amount equal to $350,000.

        9.    Representations.

        By signing this Letter Agreement where indicated below, you represent that, except as previously disclosed to the Company, you are not subject to any employment agreement, consulting agreement or non-competition agreement, that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your engagement by the Company to the positions described above.

        10.    Miscellaneous Provisions.

  (a)
  This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.
  (b)
  This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.
  (c)
  This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party, except that you may assign your rights and obligations to SHN Enterprises, Inc., a California corporation, so long as it remains controlled by you.
  (d)
  All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, of five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

      You, to:
      24342 La Masina
      Calabasas, California 91302

      SPC, to:
      The St. Paul Companies, Inc.
      385 Washington Street
      St. Paul, Minnesota 55102
      Attention: General Counsel

      Operating Company, to:
      The address of Operating Company's principal
      Place of business
      Attention: General Counsel

        In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

  (e)
  This Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws.

        This Letter Agreement, consisting of six pages, is intended to be a binding obligation upon the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to John MacColl for the Company's records.

THE ST. PAUL COMPANIES, INC.
By:	/s/ JAY S. FISHMAN Jay S. Fishman Chief Executive Officer
USF&G FAMILY INSURANCE COMPANY
By:	/s/ JAY S. FISHMAN Jay S. Fishman Chief Executive Officer

        The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

Steven H. Newman

Steven H. Newman

Dated as of March 1, 2002

THE ST. PAUL COMPANIES, INC.
385 Washington Street
St. Paul, Minnesota 55102

March 1, 2002

Steven H. Newman
24342 La Masina
Calabasas, CA 91302

Dear Steve:

        Reference is made to the Letter Agreement of even date herewith among you, The St. Paul Companies, Inc. (the "Company") and USF&G Family Insurance Company (the "Operating Company"), pursuant to which you will provide certain consulting services to the Company and the Operating Company (the "Consulting Agreement"). This is to acknowledge that it is our mutual expectation that you would be available as necessary for the establishment and development of the reinsurance business of the Operating Company, but that your services under the Consulting Agreement would not be required on a full time basis. If this correctly reflects your understanding, please sign below and return a copy of this letter to John MacColl for the Company's records.

THE ST. PAUL COMPANIES, INC.
By:	/s/ JAY S. FISHMAN Jay S. Fishman Chief Executive Officer
USF&G FAMILY INSURANCE COMPANY
By:	/s/ JAY S. FISHMAN Jay S. Fishman Chief Executive Officer

        The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

STEVEN H. NEWMAN

Steven H. Newman

Dated as of March 1, 2002

ASSIGNMENT

        For value received, Steven H. Newman ("Assignor") hereby assigns to SHN Enterprises, Inc., a California corporation ("Assignee"), all of his right, title and interest in and to the agreement entered into by and between Assignor and The St. Paul Companies, Inc. ("St. Paul") dated as of March 1, 2002. Said agreement provides for the Assignor to perform consulting services to St. Paul.

        By this Assignment, Assignee agrees to provide the services of Steven H. Newman to perform said consulting services and Assignee agrees to assume and perform all duties and obligations that Assignor has under said agreement.

        A copy of said agreement is attached to this assignment.

Dated March 18, 2002	/s/ STEVEN H. NEWMAN Steven H. Newman

        The undersigned here accepts this Assignment.

Dated: March 18, 2002	SHN ENTERPRISES, INC.
	By:	/s/ STEVEN H. NEWMAN Steven H. Newman, President

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THE ST. PAUL COMPANIES, INC. 385 Washington Street St. Paul, Minnesota 55102
THE ST. PAUL COMPANIES, INC. 385 Washington Street St. Paul, Minnesota 55102
ASSIGNMENT